Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, Chief Executive Officer Howard B. Johnson, President & CFO (203) 498-4210
VION REPORTS 2008 THIRD QUARTER AND NINE-MONTH RESULTS
Quarterly Conference Call to be Held on Thursday November 6 at 8:30 a.m.
NEW HAVEN, CT, November 3, 2008 — VION PHARMACEUTICALS, INC. (OTC Bulletin Board: VION) today announced financial results for the three-month and nine-month periods ended September 30, 2008.
The Company reported a net loss of $6.8 million, or $0.92 per share, for the three-month period ended September 30, 2008, compared to a net loss of $9.0 million, or $1.33 per share, for the same period in 2007. Weighted-average common shares outstanding for the three months ended September 30, 2008 and 2007 were 7.4 million and 6.8 million, respectively.
Operating expenses were reduced by $3.0 million from $8.6 million in the third quarter of 2007 to $5.6 million in the comparable quarter in 2008. Interest expense for the three months ended September 30, 2008 and 2007 was $1.5 million and $1.4 million, respectively. Interest income for the three months ended September 30, 2008 and 2007 was $224,000 and $938,000, respectively.
For the nine-month period ended September 30, 2008, the net loss was $22.9 million, or $3.12 per share, compared to a net loss of $25.8 million, or $3.87 per share, for the same period in 2007. Weighted-average common shares outstanding for the nine months ended September 30, 2008 and 2007 were 7.4 million and 6.7 million, respectively.
Operating expenses were reduced by $5.7 million, from $25.1 million for the nine-month period in 2007, to $19.4 million in the comparable period in 2008. Interest expense related to the Company’s Convertible Senior Notes issued in February 2007 increased by $887,000 over the prior year. Interest income for the first nine months of 2008 decreased by $1.6 million over the comparable 2007 period.
The Company reported ending the quarter with $42.8 million in cash and cash equivalents, sufficient to fund its operations through the fourth quarter of 2009 based on the current operating plan.
Alan Kessman, Chief Executive Officer, commented, “We continue to focus on the preparation of the New Drug Application (NDA) for our lead anticancer agent laromustine (Cloretazine®, VNP40101M). The NDA filing will be based on our two Phase II trials in elderly patients with acute myelogenous leukemia. Our plan is to file this NDA in early 2009.”
Third Quarter Conference Call
The Company announced that it would hold a conference call on Thursday, November 6, 2008 to discuss its 2008 third quarter financial results. The call will begin at 8:30 a.m. Eastern Time.

To participate in the conference call, please dial (800) 831-6270 in the U.S. ((617) 213-8858 for international callers) at least 15 minutes before the start of the call. When prompted for a pass code, please enter 85439318.
An audio webcast of the call will be accessible at www.vionpharm.com. Those who wish to listen to the conference call on the Web should visit the Investor Relations section of the Company’s website at least 15 minutes prior to the event broadcast, and follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.
A replay of the call will be available two hours after the completion of the call at
(888) 286-8010 in the U.S., ((617) 801-6888 for international callers), pass code 37383579. The replay will be available through Thursday, November 20, 2008.
About Vion
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative cancer therapeutics. Vion has two agents in clinical trials. Laromustine (Cloretazine®, VNP40101M), a unique alkylating agent, is being evaluated in a Phase II pivotal trial as a single agent in elderly patients with previously untreated de novo poor-risk acute myelogenous leukemia. Clinical trials of laromustine (Cloretazine®, VNP40101M) with cytarabine in elderly patients with acute myelogenous leukemia, with temozolomide in brain tumors, and with stem cell transplantation in advanced hematologic malignancies, are also being conducted. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to file a New Drug Application or obtain regulatory approval for its products, particularly laromustine (Cloretazine®,VNP40101M), delays in the regulatory approval process or delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not predictive of safety and efficacy results in later or final clinical trials, the need for additional research and testing, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended June 30, 2008. In particular, there can be no assurance as to the results of any of the Vion’s clinical trials, that any of these trials will continue to full accrual, or that any of these trials will not be discontinued, modified, delayed or ceased altogether. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
—Financial Statements Follow—

VION PHARMACEUTICALS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2008	2007	2008	2007

Technology license fee revenue	$8	$6	$35	$16

Operating expenses:
Clinical trials	2,060	3,490	7,867	10,781
Other research and development	1,620	2,786	5,892	7,898

Total research and development	3,680	6,276	13,759	18,679
Marketing, general and administrative	1,872	2,279	5,655	6,387

Total operating expenses	5,552	8,555	19,414	25,066

Loss from operations	(5,544)	(8,549)	(19,379)	(25,050)

Interest income	224	938	991	2,603
Interest expense	(1,521)	(1,423)	(4,539)	(3,652)
Other expense, net	(3)	—	(15)	(4)

Loss before income taxes	(6,844)	(9,034)	(22,942)	(26,103)

Income tax provision (benefit)	—	3	—	(269)

Net loss	($6,844)	($9,037)	($22,942)	($25,834)

Basic and diluted loss per share(1)	($0.92)	($1.33)	($3.12)	($3.87)

Weighted-average number of shares of common stock outstanding(1)	7,449	6,774	7,355	6,683

(1)	Adjusted for all periods presented to reflect the Company’s one-for-ten reverse stock split effected February 20, 2008.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	Sept 30,	Dec. 31,
(In thousands)	2008	2007

Cash and cash equivalents	$42,755	$61,067
Total assets	44,216	63,195
Convertible senior notes	55,139	54,275
Total liabilities	61,629	61,988
Shareholders’ (deficit) equity	(17,413)	1,207

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